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                                                                  Exhibit 10.15



                        SERVICE MERCHANDISE COMPANY, INC.

                           SECOND AMENDED AND RESTATED
                             DIRECTORS' EQUITY PLAN

         Service Merchandise Company, Inc., a Tennessee corporation (the "Company") hereby amends and restates its First Amended and Restated 1991 Directors' Equity Plan (the "Plan"), as provided below.

         1. PURPOSE. The purpose of the Plan is to establish the Company's shares of common stock, par value $.50 per share (the "Common Stock") as a component of the annual compensation package for non-employee directors of the Company (the "Participating Directors") in order to:

            (i) Strengthen the commonality of interest between Participating Directors and shareholders; and

            (ii) Improve the Company's ability to attract and retain talented individuals to serve as Company directors.

         2. ANNUAL STOCK AWARDS TO EACH PARTICIPATING DIRECTOR. On the date of each Annual Meeting of Shareholders of the Company, each Participating Director will receive an option to purchase three thousand (3,000) shares of Common Stock at an exercise price per share equal to the Fair Market Value (as defined in the Company's Amended and Restated 1989 Stock Incentive Plan, as amended (the "1989 Plan")) per share of Common Stock on the date of the Annual Meeting (the "Annual Stock Option").

         3. ELECTION TO RECEIVE OPTIONS IN LIEU OF CASH RETAINER. A Participating Director may elect, for any calendar year, to receive all or any portion of such Participating Director's quarterly retainer in the form of an option to purchase shares of Common Stock (a "Retainer Stock Option") to be granted as of the date such payment would otherwise be due (the "Quarterly Payment Date"). The number of shares covered by a Retainer Stock Option shall be determined as of the Quarterly Payment Date pursuant to the following formula:


                                 Amount of quarterly retainer deferred
                      ----------------------------------------------------------
   Number of Shares = 75% of the Fair Market Value of one share of Common Stock

         The aggregate exercise price per share for such Retainer Stock Option shall be the Fair Market Value per share of Common Stock as of the Quarterly Payment Date. The amount of the quarterly retainer deferred will be applied by the Company on the date of exercise to the payment of seventy-five percent (75%) of the aggregate exercise price of such Retainer Stock Option, with



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the remaining twenty-five percent (25%) of the exercise price to be paid by the grantee at the time of exercise. If no exercise is made, no payment will be made by the Company with respect to the deferred quarterly retainer. The election to receive Retainer Stock Options in lieu of all or any portion of the quarterly retainer payments to be received in any calendar year may be made for such calender year by giving written notice to the Secretary of the Company of such election and the portion of the retainer with respect to which such election is made at any time prior to any Quarterly Payment Date. Any election to receive Retainer Stock Options shall be made on a form provided by the Company for such purpose and shall be effective only to the extent that there are sufficient shares of Common Stock reserved under the Plan. An election may be revoked for the remainder of any calendar year by giving written notice to the Secretary of the Company at least ten (10) business days prior to the Quarterly Payment Date. No Retainer Stock Option shall be granted for fractional shares. The amount of any retainer that would otherwise be paid in the form of an option to purchase fractional shares will be paid in cash promptly following the Quarterly Payment Date. For purposes of this Plan, the date of grant of any Retainer Stock Option shall be deemed to be the Quarterly Payment Date.

         4.       STOCK OPTION TERMS.

                  (a) Vesting, Forfeiture and Expiration. Each Annual Stock Option will vest in annual increments of twenty percent (20%) commencing on the first anniversary of the date of grant, except as otherwise provided in this Plan. If a Participating Director's service as a member of the Board of Directors of the Company terminates for any reason other than death, disability or a Change in Control, the unvested portion of the Annual Stock Option will be forfeited and the Participating Director will have no further rights with respect to such unvested portion of the Annual Stock Option. Each Annual Stock Option will expire, if unexercised, on the tenth anniversary of the date of grant. Each Retainer Stock Option will vest on the date of grant. Each Retainer Stock Option will expire, if unexercised, on the later of the tenth anniversary of the date of grant or December 31 next following the respective Participating Director's seventy-fifth birthday (the "Standard Expiration Date"). However, in the event the respective Participating Director ceases to serve as a member of the Board of Directors of the Company, each Retainer Stock Option will expire, if unexercised, upon the earlier of the Standard Expiration Date or five
         (5) years from the date of termination of service as a member of the Board of Directors of the Company.

                  (b) Exercise. Any Annual Stock Option or Retainer Stock Option (each such stock option, a "Stock Option") portion thereof, if vested, may be exercised by delivering written notice of exercise to the Secretary of the Company, accompanied by payment of the aggregate exercise for the Stock Option or portion thereof to be exercised. Such payment may be made in cash, by personal check, or in shares of Common Stock already owned by the individual at their Fair Market Value on the date of exercise, or a combination of such payment methods. The Board, however, may deny the exercise of Stock Options during a period of time that it deems necessary to prevent any possible violation of federal securities laws or other laws. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired, the Company will deliver to the individual a



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         certificate representing the shares of Common Stock so purchased on the exercise of the Stock Option.

         5. TERMINATION OF SERVICE. On termination of a Participating Director's service as a member of the Board of Directors of the Company due to death, disability or retirement, the following terms and conditions shall apply, if applicable:

            (a) Participant's Death or Disability. If a Participating Director's service as a director terminates because of death or permanent disability, all Annual Stock Options granted to such Participating Director will immediately vest and all such Annual Stock Options will remain exercisable for a one-year period from the date of termination of service. Should the Participating Director die during such one-year post-termination exercise period applicable to Annual Stock Options, the Annual Stock Options may be exercised until the later of (i) the expiration of the one-year post-termination exercise period; or (ii) one year from the date of death. Retainer Stock Options may be exercised until the earlier of the Standard Expiration Date or five (5) years from the date of termination of service as a member of the Board of Directors of the Company. Should the Participating Director die during such exercise period applicable to the Retainer Stock Option, the Retainer Stock Option will remain exercisable until the later of
         (a) the expiration of such exercise period, or (b) one year from the date of death.

            The determination of permanent disability will be made in the judgment, with medical advice, of the Company's Senior Vice President of Human Resources. Participating Directors should complete the Beneficiary Designation Form on or prior to the date of the first award received by them under the Plan. Participating Directors may change the beneficiary(ies) named at any time by filing another Beneficiary Designation Form with the Senior Vice President of Human Resources or the Secretary of the Company.

            (b) Retirement. Upon a Participating Director's retirement from the Board of Directors, the then exercisable portion of any Annual Stock Option granted to such Participating Director will remain exercisable for two (2) years from such termination date. Each Retainer Stock Option will expire, if unexercised, upon the earlier of the Standard Expiration Date or five (5) years from the date of termination of service as a member of the Board of Directors of the Company.

         6. CHANGE OF CONTROL. Upon the occurrence of a Change in Control, each Stock Option, if not already exercisable, will become immediately exercisable and, except as otherwise provided below, each Annual Stock Option will remain exercisable for a two year period. Each Retainer Stock Option may be exercised until such Retainer Stock Option expires upon the earlier of the Standard Expiration Date or five (5) years from the date such Change in Control is deemed to occur. If the vesting of awards to executive officers of the Company under the 1989 Plan is accelerated following a Potential Change in Control (as defined in the 1989 Plan), then all Stock Options will become immediately exercisable. If any awards to executive officers under the 1989 Plan are cashed



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out upon a Change in Control or Potential Change in Control, the Stock Options
will also be cashed out in the same manner.

         7. CHANGES IN CAPITALIZATION. In the event of any changes in the capitalization of the Company which requires an adjustment in the stock options awards under the 1989 Plan, a corresponding adjustment will be made to the Stock Options.

         8. EFFECT ON OTHER COMPANY PROVIDED BENEFITS. The value of a Participating Director's Stock Option will not be included in determining the amount of coverage or level of benefit a Participating Director is entitled to receive under any other Company-sponsored program or plan.

         9. AUTHORIZED SHARES. The maximum number of authorized shares which may be issued under this Plan shall be 296,875, subject to adjustment as described
Section 7 above. If any shares of Common Stock that have been optioned cease to be subject to a Stock Option due to forfeiture, such shares will again be available for issuance in connection with future awards under the Plan.

         10. GENERAL PROVISIONS.

            (a) Transferability of Awards. Stock Options shall not be transferable or assignable other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order; or (iii) by gift or other transfer to either (a) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest, or (b) a spouse or other family member, provided that such a transfer would continue to require such awards to be disclosed pursuant to Item 403 of Regulation S-K promulgated by the Securities and Exchange Commission, as such Regulation may be amended from time to time.

            (b) Award Documentation. Each award granted under the Plan shall be evidenced by written documentation which shall contain the terms and conditions governing such award. Participating Directors need not execute any instrument or acknowledgment of notice of an award under the Plan, in which case acceptance of such an award by the respective participating Director will constitute agreement to the terms of the award.

            (c) No Right to Service. Neither participation in the Plan nor any action under the Plan shall be construed to give any Participating Director a right to be retained in the service of the Company.

            (d) Administration. This Plan shall be administered by the Board of Directors of the Company. Determinations of the Board of Directors of the Company shall be final and binding on Participating Directors and the Company.




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                  (e) Amendment and Termination. The Board of Directors of the
         Company may at any time amend, alter or discontinue the Plan; provided, however, that, without the approval of the Company's shareholders no amendment may be made that would (i) increase the number of shares that may be issued under the Plan or (ii) make any change for which applicable law or regulatory authority (including the regulatory authority of the New York Stock Exchange or any other market or exchange on which the Common Stock is traded) would require shareholder approval. No amendment, alteration or discontinuation of a Plan shall be made which would impair the rights of a Participating Director under a Stock Option theretofore granted, without the Participating Director's consent.

                  (f) Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

                  (g) Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

                  (h) Indemnification. The members of the Board of Directors shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board of Directors. In addition to such other rights of indemnification as they may have as directors or as members of the Board, the members of the Board shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board of Directors member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.



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